Exhibit 99.1
AMENDMENT
TO
THE BYLAWS
OF
NATURAL RESOURCES USA CORPORATION

The undersigned, Robert C. J. van Mourik, the duly appointed and acting Chief Financial Officer and Secretary of Natural Resources USA Corporation (the “Corporation”), does hereby certify that the following amendments to the Bylaws of the Corporation, dated February 8, 1984, were adopted a meeting of the Board of Directors of the Corporation on December 16, 2010.

1.             Section 1 of Article II of the Corporation Bylaws is hereby amended and restated in its entirety to read in full as follows:

“Section 1.     Annual Meeting.  The annual meeting of stockholders shall be held at such place and at such time as the Board of Directors may, from time to time, determine.  If the day so designated falls upon a legal holiday then the meeting shall be held upon the first business day thereafter.  The Secretary shall serve a written notice thereof not less than ten (10) days nor more than sixty (60) days prior to such meeting, provided that at any meeting at which all stockholders shall be present, the giving of notice as herein required may be dispensed with.”

2.             Section 3 of Article II of the Corporation’s Bylaws is hereby amended and restated in its entirety to read in full as follows:

“Section 3.     Fixing of Record Date and Closing of Transfer Books.  For purposes of determining stockholders entitled to receive notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend or other distribution or to make a determination of stockholders for any other purpose, the Board of Directors may fix, in advance, a date as the record date, which date shall not be more than sixty (60) days nor less than ten (10) days prior to date on which the particular action, requiring such determination of stockholders, is to be taken.  If no record date is fixed for the determination of stockholders entitled to receive notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend or other distribution, the record date shall be the last business before (i) the date on which notice is first given to stockholders, or (ii) the date on which the resolution of the Board of Directors declaring such dividend or other distribution is adopted.  When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof.  For purposes of determining stockholders entitled to receive notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend or other distribution or to make a determination of stockholders for any other purpose, the Board of Directors may prescribe a period not exceeding sixty (60) days prior to the date on which the particular action requiring such determination of stockholders is to be taken, during which no transfer of stock on the books of the Corporation may be made.”

3.             Section 1 of Article XI of the Corporation’s Bylaws is hereby amended and restated in its entirety to read in full as follows:

“Section 1.     Fiscal Year.  The fiscal year of the Corporation shall end on December 31.”

IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name as of this 17th day of December, 2010.

/s/ Robert van Mourik
Robert C. J. van Mourik
Chief Financial Officer and Secretary